EXHIBIT 4.1
DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Description of Capital Stock
General
The following is a summary of information concerning capital stock of Blackbaud, Inc (the "Company"). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and are entirely qualified by these documents. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.
Common stock
Shares Authorized
The Company is authorized to issue up to 180,000,000 shares of common stock, par value $0.001 per share, which is the only class of the Company's securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
Voting rights
The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock; provided, however, that in all director elections that are contested, the nominees for election as a director shall be elected by a plurality of the votes cast. For purposes of the foregoing, an election shall be “contested” if, as of the tenth day preceding the date of the filing of the Company’s definitive proxy statement for such meeting of stockholders, the number of nominees for director exceeds the number of directors to be elected. Our board of directors is divided into three classes of directors, as described below.
Dividend rights
The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise, as and when declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock.
Other rights and preferences
In the event of a liquidation, dissolution, or winding up of the Company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future, as described below. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.
Anti-takeover Effects of Delaware Law and Provisions of our Certificate of Incorporation and Bylaws
Certain provisions of Delaware law, our certificate of incorporation and bylaws discussed below may have the effect of discouraging or making more difficult a tender offer, proxy contest or other takeover attempt, including discouraging attempts that might result in the payment of a premium over the market price for the shares of our common stock.

Delaware anti-takeover law
We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

•
when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, as well as certain shares owned by employee benefits plans; or

•
on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation, and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.
Certificate of incorporation and bylaws provisions
Classified board of directors. Our board of directors is divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered term of three years. Any vacancy on the board of directors, regardless of the reason for the vacancy, may be filled by vote of the majority of the directors then in office, except in the case of a vacancy caused by action of our stockholders, which vacancy may only be filled by our stockholders. Directors may be removed from office at any time with or without cause, but only by the holders of a majority of the shares entitled to vote at an election of directors. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors and could also discourage a third-party from making a tender offer or otherwise attempting to obtain control of our Company, and may maintain the incumbency of our board of directors.
Advance notice requirement for stockholder proposals. Our bylaws contain an advance notice procedure for stockholders proposals to be brought before a meeting of stockholders, including any proposed nominations of persons for election to our board of directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting, or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has otherwise complied with our bylaws. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates for election to our board of directors or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed, or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.
“Blank” Preferred Stock. Our board of directors has the authority to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more classes or series and to determine, with respect to any such class or series, the designations, powers, preferences and rights of such class or series, and the qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series, without further vote or action by the stockholders. This preferred stock could have terms that may discourage a potential acquirer from making, without first negotiating with the board of directors, an acquisition attempt through which such acquirer may be able to change the composition of the board of directors, including a tender offer or other takeover attempt. No shares of preferred stock are currently outstanding.
Emergency Special Board Meeting. Our board of directors possesses the authority to call and hold emergency special board meetings with less than forty-eight hours’ notice. This power to hold an emergency special board meeting on short notice could discourage a potential acquirer from launching a bid to acquire majority ownership of the Company, a proxy solicitation in order to replace the current board of directors, or otherwise attempting to obtain control of the Company, as such attempts could quickly be thwarted or denied by the board of directors.

Transfer agent and registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, and its telephone number is (800) 937-5449.
Nasdaq listing
The Common Stock is listed for trading on Nasdaq Global Select Market under the ticker symbol “BLKB.”